Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Relations:
Mel Stephens
(248) 447-1624

Media:
Andrea Puchalsky
(248) 447-1651
Lear Reports Improved First-Quarter Financial Results
and Affirms Full-Year 2006 Financial Guidance
     Southfield, Mich., April 26, 2006 — Lear Corporation [NYSE: LEA], one of the world’s largest automotive interior systems suppliers, today reported improved financial results for the first quarter of 2006 and affirmed full-year 2006 financial guidance.
Highlights:
•	Achieved record net sales of $4.7 billion versus $4.3 billion a year ago

•	Improved net income and pretax income versus a year ago

•	Successfully refinanced $1 billion of debt

•	Agreed to contribute European Interiors business to JV with WL Ross & Co.

•	Continued to win new business in Asia and with Asian automakers globally
     For the first quarter of 2006, Lear reported net sales of $4.7 billion and pretax income of $14.8 million. During the quarter, restructuring costs were offset by gains on the sales of Lear’s interests in two joint ventures. These results compare with net sales of $4.3 billion and a pretax loss of $2.9 million for the first quarter of 2005.
     Net income was $17.9 million, or $0.26 per share, for the first quarter of 2006. This compares with net income of $15.6 million, or $0.23 per share, for the first quarter of 2005. Results for the first quarters of 2006 and 2005 include one-time tax benefits of $8.6 million and $17.8 million, respectively.
     The increase in net sales primarily reflects new business globally, partially offset by unfavorable platform mix, as well as the adverse impact of a weaker Euro compared with a year ago. Operating performance improved from the year earlier results primarily due to the increase in sales and the benefits of Company-wide efficiency initiatives. These improvements were partially offset by the negative operating performance of the Company’s Interiors segment.

     Yesterday, the Company announced the closing of a $1 billion six-year term loan facility from a syndicate of lenders. The proceeds will be used to refinance upcoming debt maturities. During the quarter, the Company also made progress on strategic priorities by agreeing in principle to contribute substantially all of its European Interiors business to International Automotive Components Group (IAC), Lear’s joint venture with WL Ross & Co. LLC and Franklin Mutual Advisers LLC. Lear expects to receive a minority equity stake in the joint venture. Lear also continued to grow and diversify its sales with new Asian business, including groundbreaking for a new joint venture facility in North America to support future seating business with Nissan and several new programs in Asia.
     “While the industry environment and the performance of our Interiors segment remained challenging, we were able to improve our Seating segment and maintain solid performance in our Electronic and Electrical segment. Going forward, we will continue to focus on improvements in cost, quality and service, as well as sales growth and customer diversification,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “Our customer-focused strategy and emphasis on quality resulted in awards from GM, Toyota, Volvo, Honda, VW and Mahindra & Mahindra in the first quarter and continues to be the catalyst for growing our future business.”
     Free cash flow was negative $91.3 million for the first quarter of 2006, reflecting the seasonality of working capital, the launch of the GM large sport utility vehicles and cash costs for restructuring. (Net cash provided by operating activities was $39.4 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data pages.)
Full-Year 2006 Outlook
     Lear expects record worldwide net sales in 2006 of approximately $17.7 billion, reflecting primarily the addition of new business globally, partially offset by unfavorable platform mix and the adverse impact of foreign exchange.
     Lear anticipates 2006 income before interest, other expense, income taxes, impairments, restructuring costs and other special items (core operating earnings) to be in the range of $400 to $440 million. This compares with $325 million a year ago. Restructuring costs for 2006 are estimated to be in the range of $120 to $150 million. A reconciliation of core operating earnings to pretax loss for 2005 as determined by generally accepted accounting principles is provided in the attached supplemental data pages.
     Interest expense is estimated to be in the range of $220 to $230 million, compared with $183 million last year. Pretax income before impairments, restructuring costs and other special items is estimated to be in the range of $120 to $160 million. This compares with $97 million last year. A reconciliation of pretax income before impairments, restructuring costs and other special items to pretax loss for 2005 as determined by generally accepted accounting principles is provided in the attached supplemental data pages. Cash taxes are expected to be between $80 and $100 million, compared with $113 million last year.

     Free cash flow is expected to be positive for the year, in the range of $50 to $100 million, compared with negative $419 million a year ago. This reflects improved earnings, lower capital spending, reduced tooling and engineering costs and improved net working capital, offset in part by higher cash costs for restructuring. (Net cash provided by operating activities for 2005 was $561 million. A reconciliation of free cash flow to net cash provided by operating activities for 2005 is provided in the attached supplemental data pages.)
     Capital spending in 2006 is estimated at approximately $400 million, down from last year’s peak level due primarily to lower launch activity. Depreciation and amortization are estimated in the range of $410 to $420 million, compared with $393 million last year.
     Key assumptions underlying Lear’s financial outlook include expectations for industry vehicle production of approximately 15.7 million units in North America and 18.8 million units in Europe, both down slightly from 2005. Lear continues to see its top fifteen platforms in North America being down more than the industry average. In addition, we are assuming an exchange rate of $1.20/Euro, slightly weaker than a year ago. Lastly, the financial outlook includes all existing Lear operations for the full year (including the entire Interiors segment).
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion, Lear ranks #127 among the Fortune 500. The Company’s world-class products are designed, engineered and manufactured by a diverse team of 115,000 employees at 282 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
     Lear Corporation [NYSE: LEA] will hold a conference call to review the Company’s first-quarter 2006 financial results and related matters today at 9:00 a.m. EDT. To participate in the conference call, dial 1-800-789-4751 (domestic) or 1-706-679-3323 (international). You may also listen to the live audio webcast of the call, in listen-only mode, on the corporate website at www.lear.com. An audio replay will be available two hours following the call at 1-800-642-1687 (domestic) and 1-706-645-9291 (international). The audio replay will be available until May 10, 2006 (Conference I.D. 6088103).
Use of Non-GAAP Financial Information
     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the Company has provided information regarding certain non-GAAP financial measures. These measures include “income before interest, other expense, income taxes, impairments, restructuring costs and other special items (core operating earnings)”, “pretax income before impairments, restructuring costs and other special items” and “free cash flow.” Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.
     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings and pretax income before impairments, restructuring costs and other special items are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating earnings or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting in future periods.
     Core operating earnings, pretax income before impairments, restructuring costs and other special items and free cash flow should not be considered in isolation or as substitutes for net income (loss), pretax income (loss), cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as measures of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.
     For a reconciliation of 2005 core operating earnings to pretax loss as determined by generally accepted accounting principles, a reconciliation of 2005 pretax income before impairments, restructuring costs and other special items to pretax loss as determined by generally accepted accounting principles and a reconciliation of first-quarter 2006 and full-year 2005 free cash flow to net cash provided by operating activities, see the supplemental data pages which, together with this press release, have been posted on the Company’s website through the Investor Relations link at www.lear.com. Given the inherent uncertainty regarding special items and the net change in sold accounts receivable in any future period, a reconciliation of forward-looking financial measures is not feasible. The magnitude of these items, however, may be significant.

Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, the finalization of the Company’s restructuring strategy and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In addition, the Company’s previously disclosed agreement in principle to contribute its European Interiors business to a joint venture with WL Ross & Co. LLC is subject to the negotiation and execution of a definitive agreement and other conditions. No assurances can be given that the proposed transaction will be completed on the terms contemplated or at all.
     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
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Lear Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	April 1,	April 2,
	2006	2005

Net sales	$4,678.5	$4,286.0

Cost of sales	4,459.3	4,086.1
Selling, general and administrative expenses	165.0	151.1
Interest expense	47.7	44.8
Other (income) expense, net	(8.3)	6.9

Income (loss) before income taxes and cumulative effect of a change in accounting principle	14.8	(2.9)
Income tax benefit	(0.2)	(18.5)

Income before cumulative effect of a change in accounting principle	15.0	15.6
Cumulative effect of a change in accounting principle	(2.9)	—

Net income	$17.9	$15.6

Basic net income per share
Income before cumulative effect of a change in accounting principle	$0.22	$0.23
Cumulative effect of a change in accounting principle	(0.05)	—

Basic net income per share	$0.27	$0.23

Diluted net income per share
Income before cumulative effect of a change in accounting principle	$0.22	$0.23
Cumulative effect of a change in accounting principle	(0.04)	—

Diluted net income per share	$0.26	$0.23

Weighted average number of shares outstanding – basic	67.2	67.2

Weighted average number of shares outstanding – diluted	67.9	68.7

Lear Corporation and Subsidiaries
Consolidated Balance Sheets
(In millions)

	April 1,	December 31,
	2006	2005
ASSETS	(Unaudited)	(Audited)
Current:
Cash and cash equivalents	$171.2	$207.6
Accounts receivable	2,726.6	2,337.6
Inventories	671.5	688.2
Recoverable customer engineering and tooling	215.9	317.7
Other	294.6	295.3

	4,079.8	3,846.4

Long-Term:
PP&E, net	2,002.5	2,019.3
Goodwill, net	1,939.9	1,939.8
Other	459.1	482.9

	4,401.5	4,442.0

Total Assets	$8,481.3	$8,288.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$17.5	$23.4
Accounts payable and drafts	3,099.3	2,993.5
Accrued liabilities	1,145.2	1,080.4
Current portion of long-term debt	7.9	9.4

	4,269.9	4,106.7

Long-Term:
Long-term debt	2,237.8	2,243.1
Other	839.0	827.6

	3,076.8	3,070.7

Stockholders’ Equity	1,134.6	1,111.0

Total Liabilities and Stockholders’ Equity	$8,481.3	$8,288.4

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions, except content per vehicle and share data)

	Three Months Ended
	April 1,	April 2,
	2006	2005
Net Sales
North America	$2,641.8	$2,229.9
Europe	1,677.2	1,781.9
Rest of World	359.5	274.2

Total	$4,678.5	$4,286.0

Content Per Vehicle *
North America	$641	$555
Total Europe	$342	$369

Free Cash Flow **
Net cash provided by operating activities	$39.4	$118.5
Net change in sold accounts receivable	(38.1)	—

Net cash provided by operating activities before net change in sold accounts receivable	1.3	118.5
Capital expenditures	(92.6)	(129.4)

Free cash flow	$(91.3)	$(10.9)

Depreciation	$96.6	$94.5

Basic Shares Outstanding at end of quarter	67,330,515	67,084,461

Diluted Shares Outstanding at end of quarter ***	67,782,193	68,267,245
*	Content Per Vehicle for 2005 has been updated to reflect actual production levels.

**	See “Use of Non-GAAP Financial Information” included in this news release.

***	Calculated using stock price at end of quarter. Diluted shares outstanding excludes approximately 4.8 million shares related to outstanding convertible debt, as well as certain options, restricted stock units, performance units and stock appreciation rights, all of which were antidilutive.

Lear Corporation and Subsidiaries
Supplemental Data
(Unaudited; in millions)

2005
Income before interest, other expense, income taxes, impairments, restructuring costs and other special items *

Loss before provision for income taxes	$(1,187.2)

Goodwill impairment charges	1,012.8
Interest expense	183.2
Other expense, net	96.6
Restructuring actions	106.3
Fixed asset impairment charges	82.3
Litigation charges	30.5

Income before interest, other expense, income taxes, impairments, restructuring costs and other special items (Core Operating Earnings)	$324.5

Pretax income before impairments, restructuring costs and other special items *

Loss before provision for income taxes	$(1,187.2)

Goodwill impairment charges	1,012.8
Restructuring actions	102.8
Fixed asset impairment charges	82.3
Litigation charges	39.2
Sale and capital restructuring of joint ventures	46.7

Pretax income before impairments, restructuring costs and other special items	$96.6

Free cash flow *
Net cash provided by operating activities	$560.8
Net change in sold accounts receivable	(411.1)

Net cash provided by operating activities before net change in sold accounts receivable	149.7
Capital expenditures	(568.4)

Free cash flow	$(418.7)

*	See “Use of Non-GAAP Financial Information” included in this news release.